AMENDMENT #5 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Pursuant to directive from the Compensation Committee, Amendment #3 of the Agreement shall be deleted in its entirety and replaced with the following:

4.4 **Producer Fees**. Pursuant to Amendment #3 to the Amended and Restated Employment Agreement, the Executive had been entitled to receive an Executive Producing fee of $12,500 per ½ hour episode for each series produced, and for which the Executive provides material production services as an executive producer, independent of his role as the Company's Chief Executive Officer, up to a maximum of 104 ½ hour episodes per calendar year during the term. The Company and the Executive have now agreed to reduce the maximum number of ½ hour episodes per calendar year for which the Executive is eligible to receive the Executive Producer fee to 52. As compensation for this reduction, the Executive shall be entitled to receive a flat Creative Development/Executive Producer fee, not tied to the production of any particular number of episodes, in the amount of USD $100,000 per quarter (USD $400,00,00 per annum) for Services rendered to WOW! Unlimited Media (WOW), a wholly-owned subsidiary of the Company. Payment is to be made directly from WOW to the Executive. The payment shall be calculated pro-rata for the first quarter of 2023, commencing on March 8, 2023, and then at the commencement of each quarter thereafter.

Previous Amendments #1, #2, #3, #4, and this Amendment #5 are the only changes to the Amended and Restated Employment Agreement between the Company and the Executive.

IN WITNESS WHEREOF, this Amendment # 5 has been executed by the Company, by its duly authorized representative, and by the Executive, as of February 27, 2023.

THE COMPANY:

GENIUS BRANDS INTERNATIONAL, INC.

By:

Michael Jaffa, COO

THE EXECUTIVE:

Andy Heyward, CEO